Exhibit 10.1
EMPLOYMENT AGREEMENT
          This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of November 14, 2008, by and between PORTFOLIO RECOVERY ASSOCIATES, INC., a Delaware corporation (the “Company”), and Steven D. Fredrickson (“Employee”).
WITNESSETH:
     WHEREAS, the Employee is employed by the Company as its President and Chief Executive Officer; and
     WHEREAS, the Company desires that the Employee continue to serve as its President and Chief Executive Officer; and
     WHEREAS, Employee desires to continue such an employment relationship upon the terms set forth in this Agreement.
     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:
     1. Employment.
          a) The Company hereby extends the employment (the “Employment”) of the Employee as the President and Chief Executive Officer of the Company on the terms set forth herein. Employee shall perform such duties and exercise such powers as directed by the Board of Directors of the Company (the “Board”). Employee hereby accepts the Employment and agrees to (i) continue to render such executive services, (ii) perform such executive duties and (iii) exercise such executive supervision and powers to, for and with respect to the Company, as may be established, for the period and upon the terms set forth in this Agreement.
          b) Employee shall devote substantially all of his business time and attention to the business and affairs of the Company consistent with his executive position with the Company, except as permitted for Paid Time Off, pursuant to Section 4 herein, and for Disability (as defined in Section 8(b)). This Agreement shall not be construed as preventing Employee from serving on the Boards of Directors of other companies, engaging in charitable and community affairs, or giving attention to his passive investments, provided that such activities do not interfere with the regular performance of his duties and responsibilities under this Agreement or violate any other provision of this Agreement.
     2. Place of Performance. The principal place of employment of Employee shall be at the Company’s principal executive offices in Norfolk, Virginia or, if such offices are relocated, within a 50 mile radius of Norfolk, Virginia (the “Metropolitan Area”). Notwithstanding the foregoing, Employee may be required to travel beyond the Metropolitan Area as reasonably required to perform his duties hereunder.

     3. Term. Except as otherwise specifically provided in Section 8 below, this Agreement shall commence on January 1, 2009 (the “Commencement Date”), and shall continue until December 31, 2011, subject to the terms and conditions of this Agreement. The Term may be terminated at an earlier date in accordance with Section 8 hereof.
     4. Compensation.
          a) Base Salary. Employee shall be paid a base salary (the “Base Salary”) at an annual rate of $500,000, payable at such intervals as the other executive officers of the Company are paid, but in any event at least on a monthly basis. On each January 1 following the Commencement Date, commencing January 1, 2010, Base Salary shall be increased annually by no less than 4% over the immediately preceding year’s Base Salary.
          b) Bonus Compensation. Employee shall receive bonus compensation (“Bonus Compensation”) in accordance with paragraph (e) of this Section 4. Employee shall not be entitled to participate in any incentive bonus program for non-management level employees during the time the Management Bonus is in effect.
          c) Equity Award. The Employee’s Equity Award shall consist of a Long Term Incentive Award and an Immediate Vesting Award, as hereinafter defined.
          1. Long Term Incentive Award. The Long Term Incentive Award (the “LTI Award”) shall be granted to Employee, pursuant to the Company’s Amended and Restated 2002 Stock Option Plan and 2004 Restricted Stock Plan, and shall consist of a number of shares of the Company’s common stock having a total value of $560,000, based on the closing price of a share of the Company’s common stock as reported on NASDAQ-GS as of the date of the award. The Employee’s LTI Award shall be earned only to the extent that certain pre-determined financial performance metrics are achieved, and shall be subject to the terms and conditions of the 2009 Executive LTI Plan.
          2. Immediate Vesting Award. Additionally, the Company shall grant to Employee a number of fully vested shares of the Company’s common stock (the “Immediate Vesting Award”) having a total value equal to $420,000, the actual number of shares to be determined based on the closing price of a share of the Company’s common stock as reported on NASDAQ-GS as of the date of this Agreement. The Immediate Vesting Award shall be earned only if the Employee is a full-time employee of the Company on January 1, 2009.
       All Equity Awards shall be subject to agreed upon restrictions incorporated in the Company’s Insider Trading Policy and the trading restrictions incorporated in a restricted stock agreement between the Employee and the Company
          d) Target Stock Ownership. In accordance with the Company’s Target Executive Share Ownership program, the Company has established the Employee’s Target Share Ownership of the Company’s common stock (“Target Share Ownership”). During the Term of this Agreement, the Employee shall maintain Target Share

Ownership equal to no less than 115,000 shares. As provided below, if the Employee’s Target Share Ownership levels are not met by the end of the business year, the Employee’s Management Bonus earned, if any, may be paid in shares of the Company’s stock.
          e) Management Bonus. The Employee’s total Management Bonus shall consist of an Individual Portion and a Financial Achievement Portion, as hereinafter defined, which, taken together, constitute the Management Bonus or target Management Bonus.
     1. Individual Portion. The Employee’s performance and the performance of the business shall be reviewed at the end of each operating year and compared to such goals as are set forth in the business plan for that year as approved by the Board (the “Business Plan”). If the Employee’s personal performance is in conformance with Company policy and with the Employee’s past levels of performance, and if Employee has met the expectations of the Compensation Committee of the Board of Directors, a bonus equal to no less than $250,000 shall be paid to him (the “Individual Portion” of the Management Bonus).
     2. Financial Achievement Portion. If the results of operations for the year achieve the net profitability goals for the year specified in the approved Business Plan, an additional bonus equal to no less than $550,000 shall be paid to him (the “Financial Achievement of the Management Bonus”).
     If (i) the results of operations for the year exceed the net profitability goals of the approved Business Plan and (ii) the Employee’s performance is determined in conformance with Company policy to have exceeded expectations, the amount of the Employee’s Management Bonus may be increased in recognition of the degree to which results exceeded such goals, and the degree to which the Employee contributed to the Company’s superior performance results as determined in the sole discretion of the Compensation Committee of the Board (the “Committee”). If (i) the results of operations for the year fail to achieve such net profitability goals specified in the approved Business Plan or (ii), the Employee’s performance is determined in conformance with Company policy not to have met expectations, then the amount, if any of the Employee’s Management Bonus shall be within the absolute discretion of the Committee, provided that the Committee shall give reasonable consideration to any intervening or extraordinary events or circumstances that might have given rise to such shortfall. Further, if pursuant to the Company’s senior executive target equity ownership policies, the Employee’s targeted equity ownership levels have not been met, the Employee’s Management Bonus may be paid, in whole or in part, in shares of the Company’s common stock. In the event that the Management Bonus is not in effect, in addition to the Base Salary, Employee shall be entitled to such bonus compensation as may be determined from time to time by the Committee, in its sole discretion. The Committee shall base its decision on a review of the performance of the Company and the Employee’s performance at the end of each year.

       f) Employee Benefits. In addition to the Base Salary and the Bonus Compensation, and subject to the limitations imposed herein, Employee shall be entitled to (i) receive any fringe benefits provided by the Company to its executive officers, including, but not limited to, life, hospitalization, surgical, major medical and disability insurance and sick leave, (ii) such employee benefit programs as may be offered by the Company to other employees and (iii) be a full participant in all of the Company’s other benefit plans, pension plans, retirement plans and profit-sharing plans which may be in effect from time to time or may hereafter be adopted by the Company.
       g) Paid Time Off. During the Term, Employee shall be entitled to such paid time off (“PTO”) during each calendar year of his Employment hereunder consistent with the Company’s PTO policies then in effect and his position as an executive officer of the Company, but in no event less than twenty-five PTO days in any such calendar year (pro-rated as necessary for partial calendar years during the Term). Such PTO may be taken, in Employee’s discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company. At the end of the calendar year, Employee shall be entitled to carry over up to five days of unused PTO into the next calendar year, but shall not be entitled to any additional compensation in the event that Employee, for whatever reason, fails to take such vacation during any year of his Employment hereunder. Employee shall also be entitled to all paid holidays given by the Company to its executive officers.
     5. Indemnification. Employee shall be entitled at all times to the benefit of the maximum indemnification and advancement of expenses available from time to time under the laws of the State of Delaware, and such benefit shall not be less than any other officer or director entitled to indemnification by the Company. Without limiting the foregoing, Employee shall also be entitled to the benefit of the following provisions:
          a) D&O Insurance. Employee shall be covered under any directors’ and officers’ liability insurance policy then in effect for the Company or any of its affiliates as to which Employee is serving as a director or officer. The failure to have an insurance policy in effect at all times shall not allow Employee to assert a Constructive Termination of this Agreement, other than to the extent such failure constitutes a breach of the immediately preceding sentence.
          b) Scope of Indemnification. In addition to the insurance coverage provided for in Section 5(a), the Company and any of the Company’s affiliates as to which Employee has at any time served as a director, officer, employee, agent or fiduciary (collectively, the “Indemnitors”) shall jointly and severally hold harmless and indemnify Employee (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding (each, a “Claim”) in which he may be involved by reason of his having been a director, officer, employee, agent or fiduciary of any Indemnitor (whether or not he continues to be a director, officer, employee, agent or fiduciary thereof at the time of incurring such expenses or liabilities), or by reason of any action or inaction on Employee’s part while serving in any such capacity, such expenses and liabilities to include, but not be limited to, losses, damages, judgments, investigation costs, court costs and attorneys’ fees and the cost of reasonable settlements.
          c) Selection of Counsel. In the event the Indemnitors shall be obligated hereunder to pay any Expenses with respect to a Claim, the Indemnitors shall be entitled to assume the defense of such Claim upon the delivery to Employee of written notice of its election to do so. After delivery of such notice and the retention of such counsel by the Indemnitors, the Indemnitors will not be liable to Employee under this Agreement for any fees of counsel subsequently incurred by Employee with respect to the same Claim; provided that, (i) Employee shall have the right to employ counsel in any such Claim at his expense; and (ii) if (A) the employment of counsel by Employee has been previously authorized by the Indemnitors, (B) counsel for Employee shall have provided the Indemnitors with written advice that there is a conflict of interest between the Indemnitors and Employee in the conduct of any such defense, or (C) the Indemnitors shall not continue to retain such counsel to defend such Claim, then the fees and expenses of Employee’s counsel shall be at the expense of the Indemnitors.
          d) Nonexclusivity. The indemnification rights set for in this Section 5 shall be in addition to any rights to which Employee may be entitled under any of the Indemnitors’ charter documents, bylaws or agreements, any vote of stockholders or disinterested directors, the laws of the various Indemnitors’ jurisdictions of formation or incorporation. The indemnification rights set forth in this Section 5 shall continue as to Employee for any action Employee took or did not take while serving in an indemnified capacity even though Employee may have ceased to serve in such capacity.
          e) Survival. The indemnification and contribution provided for in this Section 5 will remain in full force and effect after any termination of Employee’s employment and without regard to any investigation made by or on behalf of Employee or any agent or representative of Employee.
     6. Expenses. During the Term, the Company shall reimburse Employee upon presentation of appropriate vouchers or receipts in accordance with the Company’s expense reimbursement policies for executive officers, for all out-of-pocket business travel and entertainment expenses incurred or expended by Employee in connection with the performance of his duties under this Agreement in accordance with the Company’s expense reimbursement policies for executive officers.
     7. Termination Procedure.
          a) Notice of Termination. Any termination of Employee’s Employment by the Company or by Employee during the Term (other than termination pursuant to Section 8(a) of this Agreement) shall be communicated by written notice (“Notice of Termination”) to the other party hereto in accordance with Section 13 herein. For purposes of this Agreement, a Notice of Termination shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s Employment under the provision so indicated.

          b) Date of Termination. “Date of Termination” shall mean (a) if Employee’s Employment is terminated by his death, the date of death, (b) if Employee’s Employment is terminated pursuant to Section 8(b) herein, 30 days after Notice of Termination (provided that Employee shall not have returned to the substantial performance of his duties on a full-time basis during such 30 day period), (c) if Employee’s Employment terminates upon the expiration of the Term and Employee’s Employment is not renewed, the date of expiration of the Term, and (d) if Employee’s Employment is terminated for any other reason, the date on which Notice of Termination is given or any later date (within 30 days after the giving of such notice) set forth in such Notice of Termination.
     8. Termination of Employment.
          a) Death. In the event of the death of Employee during the Term, Employee’s Employment hereunder shall be terminated as of the date of his death and Employee’s designated beneficiary, or, in the absence of such designation, the estate or other legal representative of Employee (collectively, the “Estate”), shall be paid Employee’s unpaid Base Salary through the month in which the death occurs and any unpaid Bonus Compensation for any fiscal year which has ended as of the date of such termination or which was at least fifty percent (50%) completed as of the date of death. In the case of such incomplete fiscal year, the Bonus Compensation shall be determined based upon the assumption that Employee would have earned the target Bonus Compensation in accordance with Section 4(b) and pro-rated, and all such Bonus Compensation, if any, payable as a result of this Section 8(a) shall be payable at the same time as bonuses would be payable to other executive officers (regardless of whether such other officers earned any such bonus). The Estate shall be entitled to all other death benefits in accordance with the terms of the Company’s benefit programs and plans.
          b) Disability. In the event Employee shall be unable to render the services or perform his duties hereunder by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) (any of the foregoing shall be referred to herein as a “Disability”) for a period of either (i) 180 consecutive days or (ii) 270 days in any consecutive 365-day period, the Company shall have the right to terminate this Agreement by giving Employee 30 days’ prior written notice. Any determination of Disability shall be made by the Board in its reasonable good faith discretion. If Employee’s Employment hereunder is so terminated, Employee shall be paid, offset by payments under any disability insurance policy in effect, Employee’s unpaid Base Salary through the month in which the termination occurs, plus Bonus Compensation on the same basis as is set forth in Section 8(a) above. The Employee shall be entitled to receive all benefits in accordance with the terms of this Agreement and of the Company’s benefit programs and plans.
          c) Termination of Employment by the Company for Cause.
               (i) Nothing herein shall prevent the Company from terminating Employee’s Employment for Cause (as hereinafter defined). From and after the Date of Termination, Employee shall no longer be entitled to receive Base Salary and

Bonus Compensation and the Company shall no longer be required to pay premiums on any life insurance or disability policy for Employee. Any rights and benefits which Employee may have in respect of any other compensation or any employee benefit plans or programs of the Company, whether pursuant to Section 4(c) or otherwise, shall be determined in accordance with the terms of such other compensation arrangements or plans or programs. The term “Cause,” as used herein, shall mean: Employee’s: (A) fraudulent or unethical conduct, conviction or guilty plea to a crime involving moral turpitude; (B) conduct that is detrimental or economically injurious to the Company or its subsidiaries, violation of the Company’s policies, violation of Sections 10 or 11 of this Agreement, embezzlement of funds or misuse or misappropriation of any of the Company’s property or its confidential or proprietary information; (C) insubordination or unwillingness or inability to adequately perform the Employee’s job duties, including uncorrected failure to satisfy written directives or performance material, or (D) and any other conduct that may be detrimental to the Company, its reputation, its operations or activities. Notwithstanding the foregoing, under no circumstances shall Employee’s refusal or unwillingness to make any of the certifications required of him as Chief Executive Officer of the Company pursuant to Section 302 or Section 906 of the Sarbanes-Oxley Act of 2002, or any rules or regulations promulgated thereunder, or any similar requirements of any federal, state, local or foreign governmental authority or agency, or of any national securities exchange or quotation system on which any class or series of the Company’s capital stock is then traded or listed for quotation, constitute or give rise to a basis for termination for “Cause.”
               (ii) The Board of Directors shall provide Employee with Notice of Termination stating that it intends to terminate Employee’s Employment for Cause under this Section 8(c) and specifying the particular act or acts on the basis of which the Board intends to terminate Employee’s Employment. Employee shall then be given the opportunity, within 15 days of his receipt of such notice, to have a meeting with the Board to discuss such act or acts (other than with respect to an action described in Sections 8(c)(i)(A), (B) or (D) above as to which the Board may immediately terminate Employee’s Employment for Cause). Other than with respect to an action described in Sections 8(c)(i)(A) (B) or D above, Employee shall be given seven days after his meeting with the Board to take reasonable steps to cease or correct the performance (or nonperformance) giving rise to such Notice of Termination. In the event the Board determines that Employee has failed within such seven-day period to take reasonable steps to cease or correct such performance (or nonperformance), Employee shall be given the opportunity, within 10 days of his receipt of written notice to such effect, to have a meeting with the Board to discuss such determination. Following that meeting, if the Board believes that Employee has failed to take reasonable steps to cease or correct his performance (or nonperformance) as above described, the Board may thereupon terminate the Employment of Employee for Cause.
          d) Termination Other than for Cause, Death or Disability.
               (i) Termination. This Agreement may be terminated by the Company (in addition to termination pursuant to Sections 8(a), (b) or (c) above) or by the Employee at any time and for any reason or upon the expiration of the Term.

               (ii) Severance and Non-Competition Payments. If the Employee’s employment is terminated under this Section 8(d) including a Constructive Termination (as hereinafter defined), other than as a termination by Employee or as a result of death or Disability of Employee or for Cause, the following shall apply:
                    A) the Company shall pay to Employee (w) his Base Salary and accrued PTO through the Date of Termination, plus a pro rata portion of the target Bonus Compensation (the total of the Individual Portion and Financial Achievement Portion of the Employee’s Bonus Targets) for the year in which the Termination occurs (whether or not such target is actually met) determined based upon the days elapsed in the year divided by 365, as soon as practicable following the Date of Termination, (x) the greater of a lump-sum payment equal to two times Employee’s then current Base Salary or the minimum Base Salary due under the remaining Term and (y) a lump-sum payment equal to the greater of two times the amount of the Bonus Compensation, if any, paid to Employee in the year immediately prior to the year in which the Date of Termination occurs or the target Bonus Compensation due under the remaining Term (whether or not such target is actually met). Such payment under clauses (x) and (y) hereof shall be made as soon as administratively feasible following the Date of Termination and the execution of a valid Release (as hereinafter defined), but in no event more than 45 days following the execution of such Release;
                    B) the Company shall continue to provide Employee with the same level of medical benefits upon substantially the same terms and conditions (including contributions required by Employee for such benefits) as existed immediately prior to Employee’s termination for the longer of the maximum period of time provided under federal law or the remainder of the Term; provided that the Company shall bear the costs of such benefits for the longer of 12 months or the remainder of the Term and, provided further, if Employee cannot continue to participate in the Company’s plans providing such benefits, the Company shall reimburse Employee the cost of obtaining such benefits as if continued participation had been permitted. Notwithstanding the foregoing, in the event Employee obtains employment with another employer and becomes eligible to receive comparable benefits from such employer, the benefits described in this clause (B) shall cease; and
                    C) Employee shall be entitled to any other rights, compensation and/or benefits as may be due to Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company.
               (iii) Constructive Termination. For purposes of this Agreement, “Constructive Termination” shall be deemed to have occurred upon (i) the removal of Employee from, or a failure of Employee to continue as, President and Chief Executive Officer of the Company, (ii) Employee is not elected or nominated by the Nominating and Corporate Governance Committee to serve as a director of the Company or is removed from the Board other than for cause (other than as a result of a change in the law preventing Employee from serving as a director), (iii) any material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to such positions, (iv) the relocation of the Company’s principal executive offices to a location more than 50 miles from Norfolk, Virginia, or (v) the material breach by the Company of this Agreement and, in the case of clauses (i)-(iv) above, Employee does not agree to such change (which decision is personal in nature and not subject to any fiduciary responsibilities Employee may have as an officer or director of the Company) and elects to terminate his Employment.
               (iv) Severance and Non-Competition Payments Following Non-Renewal of this Agreement. If this Agreement is not renewed beyond the Term by the parties hereto, the Company shall pay Employee a severance and non-competition payment equal to: (w) his Base Salary and accrued PTO through the Date of Termination, as soon as practicable following the Date of Termination, plus a pro rata portion of the target Bonus Compensation for the year in which the Termination occurs (whether or not such target is actually met) determined based upon the days elapsed in the year divided by 365, (x) a lump-sum payment equal to two times Employee’s then current Base Salary and (y) the benefits set forth in Sections 8(d)(ii)(B) and (C). Such payment under clause (x) hereof shall be made as soon as administratively feasible following the Date of Termination and the execution of a valid Release, but in no event more than 45 days following the execution of such Release.
               (v) No Mitigation. Employee shall not be required to mitigate the amount of any severance and non-competition payment provided for under this Agreement by seeking other employment or otherwise.
               (vi) Excise Tax. In the event that Employee becomes entitled to any payments or benefits under this Agreement and any portion of such payments or benefits, when combined with any other payments or benefits provided to Employee (including, without limiting the generality of the foregoing, by reason of the exercise of any stock options or the receipt of any shares of stock of the Company), which in the absence of this Section 8(d) would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amount payable to Employee under this Agreement shall be reduced to the largest amount or greatest right (for example, by deferring the vesting date of Employee’s options) such that none of the amounts payable to Employee under this Agreement and any other payments or benefits received or to be received by Employee as a result of, or in connection with, an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code) or the termination of Employment (including a Constructive Termination) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code. The Company shall cooperate in good faith with Employee in making such determination. In the event that the vesting date of any option is deferred hereunder, the term during which such option may be exercised shall be extended until the ninetieth (90th) day following the full vesting thereof.
     9. Release. Employee acknowledges and agrees that the payments set forth in Section 8 of this Agreement constitute liquidated damages for any claim of breach of contract under this Agreement as it relates to termination of Employee’s employment. In order to receive any of the payments set forth above, prior to the payment of such amounts, Employee shall execute and agree to be bound by an agreement relating to the waiver and general release of any and all claims (other than claims for the compensation and benefits payable under Section 8 hereof) arising out of or relating to Employee’s employment and termination of employment (the “Release”), which Release shall be in such form as counsel to the Company may reasonably require.
     10. Confidential Information.
          a) Employee covenants and agrees that he will not at any time, either during the Term or thereafter, use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its subsidiaries except (i) while employed by the Company, in the business of and for the benefit of the Company or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information. For purposes of this Agreement, “Confidential Information” shall mean non-public information concerning the Company’s or any of its subsidiaries’ financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company or any of its subsidiaries; provided, however, that Confidential Information shall not include any information which (x) is known generally to the public other than as a result of unauthorized disclosure by Employee, (y) becomes available to the Employee on a non-confidential basis from a source other than the Company or any of its subsidiaries or (z) was available to Employee on a non-confidential basis prior to its disclosure to Employee by the Company or any of its subsidiaries. It is specifically understood and agreed by Employee that any Confidential Information received by Employee during his Employment by the Company is deemed Confidential Information for purposes of this Agreement. In the event Employee’s Employment is terminated hereunder for any reason, he immediately shall return to the Company all tangible Confidential Information in his possession.
          b) Employee and the Company agree that this covenant regarding Confidential Information is a reasonable covenant under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Employee agrees that any breach of the covenant contained in this Section 10 would irreparably injure the Company. Accordingly, Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Employee from any court having jurisdiction over the matter, restraining any further violation of this Section 10.

     11. Non-Competition; Non-Solicitation.
          a) Employee agrees that during the Non-Competition Period (as defined in Section 11(d) below), without the prior written consent of the Company: (i) he shall not be a principal, manager, agent, consultant, officer, director or employee of, or, directly or indirectly, own more than 1% percent of any class or series of equity securities in, any partnership, corporation or other entity, which, now or at such time, has material operations which are engaged in any business activity competitive (directly or indirectly) with the Business of the Company (a “Competing Entity”); and (ii) he shall not, on behalf of any Competing Entity, directly or indirectly, have any dealings or contact with any suppliers or customers of the Company or any or its subsidiaries. As used in this Agreement, the term “Business” means the means government revenue administration; the administration, auditing and collection of taxes; skip tracing and asset location; and the purchase, collection and management of portfolios of defaulted and bankrupt consumer receivables, but shall not include such collection and management activities to the extent they are incidental to a business primarily engaged in loan origination or servicing. Notwithstanding the foregoing, an entity will not be deemed to be a Competing Entity, and Employee will not be deemed to be engaged in the Business, if (i) Employee is employed by an entity that is engaged in any meaningful way in one or more businesses other than the Business (the “Non-Competing Businesses”), (ii) such entity’s relationship with Employee relates solely to the Non-Competing Businesses, and (iii) if requested by the Company, such entity and Employee shall provide the Company with reasonable assurances that Employee will have no direct or indirect involvement in the Business on behalf of such entity.
          b) During the Non-Competition Period, Employee agrees that, without the prior written consent of the Company (and other than on behalf of the Company), Employee shall not, on his own behalf or on behalf of any person or entity, directly or indirectly, (i) solicit the customers or suppliers of the Company or any of its subsidiaries to terminate their relationship with the Company or any of its subsidiaries (or to modify such relationship in a manner that is adverse to the interests of the Company) or (ii) hire or solicit the employment of any employee who has been employed by the Company or any of its subsidiaries at the time of Employee’s termination or at any time during the six months immediately preceding such date of hiring or solicitation. This provision does not prohibit the solicitation of employees by means of a general advertisement.
          c) Employee and the Company agree that the covenants of non-competition and non-solicitation are reasonable covenants under the circumstances, in order to protect the Company’s goodwill and other legitimate business interests, such as business opportunities, customer and client contacts, prospects, contracts, lists and leads, and to ensure that former employees do not disclose the Company’s trade secrets and its proprietary and confidential information to its competitors. Employee and the Company further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Employee agrees that any breach of the covenants contained in this Section 11 would irreparably injure the Company. Accordingly, Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Employee from any court having jurisdiction over the matter, restraining any further violation of this Section 11.
          d) The provisions of this Section 11 shall extend for the Term and survive the termination of this Agreement for two years from the date of such termination (herein referred to as the “Non-Competition Period”).
          e) The provisions of this Section 11 shall terminate if this Agreement is terminated by the Company other than for Cause, or in the event of a Constructive Termination of this Agreement or if the Company defaults on any of its payment obligations set forth in this Agreement, which payment default is not cured within fifteen (15) days after notice.
     12. Limitation of Liability and Indemnity. The limitation of liability and indemnity provisions of Section 8.1 of the Amended and Restated By-Laws of the Company and Article 9 of the Amended and Restated Certificate of Incorporation of the Company are a contractual benefit to Employee and are a material consideration for Employee’s employment.
     13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier, or if mailed, five days after the date of deposit in the United States mails, as follows (or to another address specified in writing by the recipient prior to the sending of such notice or communication):

If to the Company, to:	Portfolio Recovery Associates, Inc.
120 Corporate Boulevard
Norfolk, Virginia 23502
Attn: General Counsel
Fax: 757-321-2518

If to Employee, to:	Steven D. Fredrickson

Fax: 757-554-0586

     14. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated herein and supersede all prior agreements or understandings among the parties related to such matters.
     15. Successors; Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon Employee. “Successors and assigns” shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets or Common Stock of the Company, provided that, should the Company assign or transfer this Agreement, the Company will require any successor to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment or transfer had taken place.
     16. No Assignment. Except as contemplated by Section 15 above, this Agreement shall not be assignable or otherwise transferable by either party.
     17. Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.
     18. Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Board and is agreed to in writing, signed by Employee and by a duly authorized officer of the Company (other than Employee). Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.
     19. Fees and Expenses. If either party institutes any action or proceedings to enforce any rights the party has under this Agreement, or for damages by reason of any alleged breach of any provision of this Agreement, or for a declaration of each party’s rights or obligations hereunder or to set aside any provision hereof, or for any other judicial remedy, the prevailing party shall be entitled to reimbursement from the other party for its costs and expenses incurred thereby, including but not limited to, reasonable attorneys’ fees and disbursements.
     20. Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the Commonwealth of Virginia, without regard to its conflicts of law rules.
     21. Titles. Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.
     22. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.
     23. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

PORTFOLIO RECOVERY ASSOCIATES, INC.
By:	/s/ Judith S. Scott
	Name:	Judith S. Scott
Position: General Counsel and Secretary

By:	/s/ Steven D. Fredrickson
Steven D. Fredrickson

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